                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE                         Contact: Lonnie J. Stout II
                                                       or R. Gregory Lewis
                                                       (615) 269-1900


                     J. ALEXANDER'S CORP. BOARD OF DIRECTORS
                       AUTHORIZES STOCK REPURCHASE PROGRAM

         Nashville, Tenn.-- May 23, 2001 -- J. Alexander's Corporation, owner and operator of 22 J. Alexander's in 11 states (AMEX: JAX) today announced that its Board of Directors has authorized the repurchase of up to $1 million worth of shares of the Company's common stock in open market purchases or otherwise in compliance with applicable securities laws. The amount and timing of any repurchases will be at such prices as management of the Company from time to time approves. The Company currently has approximately 6.9 million shares of common stock outstanding. Banc of America Securities LLC will serve as the Company's transaction agent for any shares repurchased.

         Lonnie J. Stout II, chairman, president and chief executive officer, stated, "We believe that the stock, at its current valuation, represents an attractive investment opportunity for the Company. The action by the Board reflects its confidence in the Company's cash flows, which we expect will be sufficient along with our available credit resources to support the stock repurchase program and further expansion of our business."

         J. Alexander's Corporation operates its 22 J. Alexander's restaurants in Alabama, Colorado, Florida, Illinois, Kansas, Kentucky, Louisiana, Michigan, Ohio, Tennessee and Texas. J. Alexander's is a contemporary American restaurant placing a special emphasis on food quality and professional service. The Company is headquartered in Nashville, Tennessee.


                                     -more-

This press release contains forward-looking statements that involve risks and uncertainties. Actual results, performance or developments could differ materially from those expressed or implied by those forward-looking statements as a result of known or unknown risks, uncertainties and other factors, including those associated with the Company's ability to increase sales and profitability in certain of its restaurants, and others described from time to time in the Company's filings with the Securities and Exchange Commission, press releases and other communications.




                                       ###